Exhibit 99.1 Press Release
Penske Automotive Group, Inc., 2555 Telegraph Rd. Bloomfield Hills, MI 48302

FOR IMMEDIATE RELEASE

Penske Automotive Group Announces

Pricing of $550 Million Senior Subordinated Notes

BLOOMFIELD HILLS, MI, August 4, 2020 – Penske Automotive Group, Inc., (NYSE:PAG) a diversified international transportation services company, today announced that it intends to offer $550 million aggregate principal amount of fixed rate Senior Subordinated Notes due 2025 (the “2025 Notes”) at 3.5%. The sale of the 2025 Notes, which is subject to customary closing conditions, is expected to be completed on August 20, 2020.

The company intends to use the net proceeds of this offering to redeem its $550 million 5.75% Senior Subordinated Notes due 2022 on October 1, 2020. In the interim, we intend to repay amounts outstanding under our U.S. credit agreement, to repay various floor plan debt, and for general corporate purposes.

This offering is being made solely by means of a prospectus supplement and accompanying prospectus, which has been filed with the SEC. A copy of the prospectus for the offering may be obtained on the SEC’s website, www.sec.gov. Alternatively, you may request it by contacting BofA Securities, Inc., NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001, Attn: Prospectus Department, or by email at dg.prospectucs_requests@bofa.com, J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, Attn: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, or telephone: 1-866-803-9204 or Wells Fargo Securities, LLC, 550 S. Tryon Street, 5th Floor, Charlotte, NC 28202 Attn: Leveraged Syndicate or email IBCMDCMLSHYLeveragedSyndicate@wellsfargo.com or by facsimile at (704) 410-4874 (with such fax to be confirmed by telephone to (704) 410-4885).

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, and shall not constitute an offer, solicitation or sale in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful.

Safe Harbor Statement

This press release contains forward-looking statements regarding the company’s proposed offering of the 2025 Notes. The forward-looking statements in this release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. These factors include, but are not limited to, successful negotiation of definitive documentation for the financing arrangement and satisfaction or waiver of all conditions to closing. The consummation of the transaction may also be impacted by the other risks and uncertainties detailed in the company’s filings with the SEC. While the company may elect to update forward-looking statements in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

About Penske Automotive

Penske Automotive Group, Inc., (NYSE: PAG) headquartered in Bloomfield Hills, Michigan, is an international transportation services company that operates automotive and commercial truck dealerships principally in the United States, the United Kingdom, Canada, and Western Europe, and distributes commercial vehicles, diesel engines, gas engines, power systems and related parts and services principally in Australia and New Zealand. PAG is a member of the Fortune 500 and Russell 1000 indexes and is ranked among the World’s Most Admired Companies by Fortune Magazine. For additional information, visit the company’s website at www.penskeautomotive.com.

Inquiries should contact:

248-648-2810 jcarlson@penskeautomotive.com	248-648-2540 tpordon@penskeautomotive.com
J. D. Carlson Executive Vice President and Chief Financial Officer 248-648-2810 jcarlson@penskeautomotive.com	Anthony R. Pordon Executive Vice President Investor Relations and Corporate Development 248-648-2540 tpordon@penskeautomotive.com

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